EXHIBIT 99.1

City National Corporation Reports Record Net Income of $71.8 Million in Third-Quarter 2015

For the first time, assets reach $35.6 billion

Loans grow 16 percent to $22.5 billion

Deposits increase 12 percent to $31.2 billion

LOS ANGELES, Oct. 22, 2015 (GLOBE NEWSWIRE) -- City National Corporation (NYSE:CYN), the parent company of wholly owned City National Bank, today reported third-quarter 2015 net income of $71.8 million, compared with $69.9 million in the year-ago period. Earnings per share were $1.18, compared with $1.17 per share in the third quarter of 2014.

City National's net income in the nine months ended September 30, 2015 totaled $201.9 million, up 7 percent from $189.2 million in nine months ended September 30 in 2014. Earnings per share were $3.32, up 5 percent from $3.15 in the first nine months of last year.

On September 28, 2015, City National announced that its Board of Directors had approved a regular quarterly common stock cash dividend of $0.35 per share. The dividend was paid on October 20, 2015 to City National common stockholders of record on October 13, 2015.

THIRD-QUARTER 2015 HIGHLIGHTS

  On October 7, 2015, City National and Royal Bank of Canada (RBC) announced that they had received approval from both the Board of Governors of the Federal Reserve System and the Office of the Superintendent of Financial Institutions in Canada to complete the merger of the two companies. As a result, City National and RBC expect to complete their merger on November 2, 2015, subject to the satisfaction of customary closing conditions.
  City National's average third-quarter loan and lease balances, excluding acquired impaired loans, grew to a record $22.0 billion, up 17 percent from the third quarter of last year. Period-end loan balances grew to $22.5 billion at September 30, 2015, up 16 percent from one year ago and up 3 percent from the second quarter of this year.
  Third-quarter deposit balances averaged $30.1 billion, up 12 percent from the third quarter of 2014. Average core deposits, which equal 99 percent of average deposit balances, were also up 12 percent from the third quarter of last year. Period-end deposit balances at September 30, 2015 totaled $31.2 billion, up 12 percent from the third quarter of 2014 and 6 percent from the second quarter of this year.
  Trust and investment fee income totaled $58.0 million, up 2 percent from the third quarter of 2014. City National's assets under management at September 30, 2015 totaled $46.3 billion, down 6 percent from the third quarter of 2014.
  Excluding acquired impaired loans, third-quarter 2015 results included a $6.0 million reversal of allowance for loan and lease losses. The company recorded an $8.0 million reversal of allowance in the third quarter of 2014. City National remains appropriately reserved at 1.41 percent of total loans and leases, excluding acquired impaired loans, at September 30, 2015.

"Assets, loans and deposits all grew at double-digit rates in the third quarter, demonstrating once again the company's effectiveness in adding clients," said Chairman and CEO Russell Goldsmith. "Loan growth was solid across the board, and so were credit quality and deposit formation. Higher noninterest expense in the quarter was driven by investments in the future, mainly personnel additions. All in all, it was another strong quarter. City National has now been profitable for 90 consecutive quarters."

"While delivering this record performance, our organization has simultaneously been preparing and planning for November 2, when City National will merge with RBC, one of the strongest and finest banks in the world. This unique complementary combination will deliver not only excellent value to shareholders but also create significant opportunities and enhanced capabilities for our clients, colleagues and communities."

"Over more than six decades, City National has achieved its success thanks to so many colleagues, clients and shareholders. Following the merger, City National will continue to focus on meeting the financial needs of entrepreneurs, professionals and investors, their businesses and their families on The way up®. By joining with RBC's outstanding resources and capabilities, values and people, I am confident that the best is yet to come for City National."

	For the three months ended			For the three
Dollars in millions,	September 30,		%	months ended	%
except per share data (1)	2015	2014	Change	June 30, 2015	Change
Earnings Per Common Share	$ 1.18	$ 1.17	1	$ 1.13	4
Net Income Attributable to
City National Corporation	71.8	69.9	3	68.5	5
Net Income Available to Common
Shareholders	67.7	65.8	3	64.4	5

Average Assets	$ 34,451.2	$ 30,896.4	12	$ 32,880.5	5
Return on Average Assets	0.83%	0.90%	(8)	0.84%	(1)
Return on Average Common Equity	9.47%	10.05%	(6)	9.27%	2
Return on Average Tangible
Common Equity (2)	12.54%	13.77%	(9)	12.33%	2

(1) City National adopted a new accounting standard for low-income housing tax credits on January 1, 2015. Certain prior period information has been revised to reflect the new standard.
(2) Return on average tangible common equity is a non-GAAP measure. Refer to the supplementary attachment "Non-GAAP Financial Measures" for further discussion.

ASSETS

Total assets at September 30, 2015 grew to $35.6 billion, up 11 percent from the third quarter of 2014 and 5 percent higher than in the second quarter of 2015.

NET INTEREST INCOME

Fully taxable-equivalent net interest income was $240.9 million in the third quarter of 2015, up 8 percent from the same period of 2014. Fully taxable-equivalent net interest income for the first nine months of 2015 was $711.4 million, up 9 percent from the year-ago period.

Deposits

Third-quarter deposit balances averaged $30.1 billion, up 12 percent from the year-ago period and 5 percent higher than in the second quarter of 2015.  Average deposits for the first nine months of 2015 totaled $28.9 billion, up 11 percent from the first nine months of 2014. Period-end deposits totaled $31.2 billion, up 12 percent from September 30, 2014 and up 6 percent from June 30, 2015.

Third-quarter 2015 average noninterest-bearing deposits were up 19 percent from the same period of 2014 and 7 percent higher than in the second quarter of 2015.

Loans

Third-quarter average loan balances, excluding acquired impaired loans, were $22.0 billion, up 17 percent from the third quarter of 2014 and 3 percent higher than in the second quarter of 2015. For the first nine months of 2015, City National's average loans, excluding acquired impaired loans, were $21.2 billion. Period-end loan balances grew to a new record of $22.5 billion, up 16 percent from September 30, 2014 and up 3 percent from June 30, 2015.

Third-quarter average commercial loans were up 17 percent from the same period in 2014 and 3 percent higher than in the second quarter of 2015.

Average balances for commercial real estate mortgages were up 12 percent from the third quarter of 2014, and they increased 3 percent from the second quarter of 2015. Average balances for commercial real estate construction loans grew to $878.1 million, up $368.7 million, or 72 percent, from the third quarter of 2014. Construction loans grew 6 percent from the second quarter of 2015.

Average balances for residential mortgage loans were up 14 percent from the year-ago period and 4 percent higher than in the second quarter of 2015.

Securities

Average securities for the third quarter of 2015 totaled $8.6 billion, down 4 percent from the third quarter of 2014 and up 1 percent from the second quarter of 2015. Total available-for-sale securities amounted to $5.3 billion at September 30, 2015, down from $5.6 billion at the end of the third quarter of 2014 and up from $4.9 billion at June 30, 2015.

The average duration of available-for-sale securities at September 30, 2015 was 1.9 years, compared to 2.2 years at September 30, 2014 and 1.9 years at June 30, 2015.

Net Interest Margin

City National's net interest margin in the third quarter of 2015 averaged 2.92 percent, compared with 3.16 percent in the second quarter of 2015.  For the first nine months of 2015, the company's net interest margin averaged 3.02 percent, compared with 3.09 percent in the previous year.

Third-quarter net interest income included $9.5 million from acquired impaired loans that were repaid or charged off during the quarter. This compares with $11.3 million in the third quarter of 2014 and $16.2 million in the second quarter of 2015.

At September 30, 2015, City National's average prime lending rate was 3.25 percent, unchanged from both September 30, 2014 and June 30, 2015.

	For the three months ended			For the three
	September 30,		%	months ended	%
Dollars in millions	2015	2014	Change	June 30, 2015	Change
Average Loans and Leases,
excluding Acquired Impaired Loans	$ 21,969.6	$ 18,837.8	17	$ 21,281.5	3
Average Acquired Impaired Loans	420.3	580.2	(28)	455.4	(8)
Average Total Securities	8,564.9	8,944.3	(4)	8,480.3	1
Average Earning Assets	32,716.4	29,239.7	12	31,156.1	5
Average Deposits	30,106.1	26,830.6	12	28,623.3	5
Average Core Deposits	29,671.3	26,393.0	12	28,107.5	6
Fully Taxable-Equivalent
Net Interest Income	240.9	223.1	8	245.8	(2)
Net Interest Margin	2.92%	3.03%	(4)	3.16%	(8)

ASSETS FROM FDIC-ASSISTED ACQUISITIONS

Loans and other real-estate-owned (OREO) assets acquired in City National's FDIC‑assisted bank acquisitions totaled $402.2 million at the end of the third quarter of 2015, compared to $557.8 million at September 30, 2014 and $437.3 million at June 30, 2015.

In the third quarter of 2015, City National recorded a $3.6 million net impairment charge to reflect results of the quarterly update of cash-flow projections for the acquired impaired loans. In the second quarter of 2015, the company recorded a $4.2 million net impairment. The third-quarter charge reflects a $1.1 million provision for losses on acquired impaired loans. In addition to the net impairment charge for the third quarter of 2015, the company recognized $2.0 million of other covered assets income, resulting in total net expense of $1.6 million. This compares to total net income of $4.5 million in the second quarter of this year.

NONINTEREST INCOME

Noninterest income was $104.9 million in the third quarter of 2015, down 3 percent from the third quarter of 2014 and 7 percent lower than in the second quarter of 2015.

City National's noninterest income for the first nine months of 2015 was up 6 percent from the same period of 2014.

In the third quarter of 2015, noninterest income accounted for 31 percent of City National's total revenue, compared to 33 percent in the third quarter of 2014 and 32 percent in the second quarter of 2015.

Wealth Management

City National's assets under management or administration totaled $59.4 billion as of September 30, 2015, down 3 percent from the same period of 2014.

Assets under management totaled $46.3 billion as of September 30, 2015, down 6 percent from September 30, 2014 and down 3 percent from June 30, 2015.

Trust and investment fees were $58.0 million in the third quarter of 2015, up 2 percent from the third quarter of 2014 and 1 percent lower than in the second quarter of 2015. For the first nine months of 2015, trust and investment fee income was up 4 percent from the same period last year.

Third-quarter 2015 brokerage and mutual fund fees totaled $11.7 million, up 6 percent from the year-earlier period and up 3 percent from the second quarter of 2015.  Brokerage and mutual fund fee income was $33.8 million in the first nine months of this year, down 4 percent from the first nine months of 2014.

	At or for the			At or for the
	three months ended			three months
	September 30,		%	ended	%
Dollars in millions	2015	2014	Change	June 30, 2015	Change
Trust and Investment Fee Revenue	$ 58.0	$ 56.8	2	$ 58.5	(1)
Brokerage and Mutual Fund Fees	11.7	11.0	6	11.4	3
Assets Under Management (1)	46,318.3	49,090.9	(6)	47,748.5	(3)
Assets Under Management
or Administration (1)	59,355.8	61,176.6	(3)	61,083.4	(3)

(1) Excludes $26.0 billion, $32.8 billion and $28.6 billion of assets under management for asset managers in which City National held a noncontrolling ownership interest as of September 30, 2015, June 30, 2015 and September 30, 2014, respectively.

Other Noninterest Income

Third-quarter income from cash management and deposit transaction fees was $12.8 million, up 5 percent from the third quarter of 2014 and down 1 percent from the second quarter of 2015. For the first nine months of 2015, cash management and deposit transaction fee income was $38.3 million, up 5 percent from the first nine months of 2014.

Fee income from international services totaled $11.7 million in the third quarter of 2015, down 4 percent from the third quarter of 2014 and 1 percent lower than the second quarter of 2015. For the first nine months of 2015 international services fee income totaled $34.1 million, unchanged from the same period last year.

Other income was $21.8 million in the third quarter of 2015, down 2 percent from the third quarter of 2014 and 16 percent lower than the second quarter of 2015. Other income in the first nine months of this year was $72.7 million, up 20 percent from the year-ago period.

NONINTEREST EXPENSE

City National's third-quarter 2015 noninterest expense amounted to $238.0 million, up 3 percent from the second quarter of 2015 and up 7 percent from the third quarter of 2014.

Noninterest expense for the first nine months of 2015 amounted to $704.1 million, up 7 percent from the first nine months of last year.

The increases were driven primarily by personnel additions and higher legal and professional fees.

CREDIT QUALITY

The following credit quality information excludes loans and OREO assets acquired in City National's FDIC-assisted bank acquisitions:

Net recoveries in the third quarter of 2015 totaled $6.2 million, or 0.11 percent of total loans and leases on an annualized basis. The company realized net recoveries of $10.6 million, or 0.22 percent, in the third quarter of 2014 and net charge-offs of $0.6 million, or 0.01 percent, in the second quarter of 2015. Net recoveries for the first nine months of 2015 were $5.2 million, or 0.03 percent of total loans and leases. This compares with net recoveries of $11.1 million in the first nine months of last year.

At September 30, 2015, nonperforming assets amounted to $40.1 million, or 0.18 percent of the company's total loans and leases and OREO, compared to $46.0 million, or 0.24 percent, at September 30, 2014 and $35.0 million, or 0.16 percent, at June 30, 2015.

Nonaccrual loans at September 30, 2015 were $34.5 million, compared to $35.9 million at September 30, 2014 and $29.0 million at June 30, 2015.

	As of		As of		As of
	September 30, 2015		June 30, 2015		September 30, 2014
Period-end Loans (in millions)	Total	Nonaccrual	Total	Nonaccrual	Total	Nonaccrual
Commercial	$ 10,941.3	$ 14.7	$ 10,723.2	$ 8.3	$ 9,236.3	$ 14.6
Commercial Real Estate Mortgages	3,947.7	2.4	3,850.9	2.7	3,565.2	3.7
Residential Mortgages	5,709.3	10.6	5,490.4	11.1	5,023.2	6.2
Real Estate Construction	932.4	3.5	877.8	3.5	585.2	6.6
Home Equity Loans and Lines of Credit	799.7	3.3	787.4	3.4	759.3	4.8
Other Loans	206.2	0.0	199.6	0.0	178.8	0.0
Total Loans (1)	$ 22,536.6	$ 34.5	$ 21,929.3	$ 29.0	$ 19,348.0	$ 35.9

Other Real Estate Owned (1)		5.6		6.0		10.1
Total Nonperforming Assets, excluding
Covered Assets		$ 40.1		$ 35.0		$ 46.0

(1) Excludes acquired impaired loans, net of allowance, of $393.9 million, $426.0 million and $543.3 million at September 30, 2015, June 30, 2015 and September 30, 2014, respectively, and covered other real estate owned of $8.3 million, $11.3 million and $14.5 million at September 30, 2015, June 30, 2015 and September 30, 2014, respectively.

City National recorded a $6.0 million reversal of provision for loan and lease losses in the third quarter of 2015. The company recorded a $10.0 million provision in the second quarter of 2015 and an $8.0 million reversal of provision in the third quarter of 2014.

At September 30, 2015, City National's allowance for loan and lease losses totaled $317.2 million, or 1.41 percent of total loans and leases. That compares with $312.7 million, or 1.62 percent, at September 30, 2014 and $316.9 million, or 1.45 percent, at the end of the second quarter of 2015. The company also maintained an additional $30.0 million in reserves for off-balance-sheet credit commitments at September 30, 2015.

INCOME TAXES

City National's effective tax rate for the third quarter of 2015 was 31.0 percent, compared to 34.6 percent in the year-earlier period and 35.3 percent in the second quarter of 2015. For the first nine months of 2015, City National's effective tax rate was 33.1 percent, compared to 35.1 percent in the first nine months of the prior-year period.

CAPITAL LEVELS

City National remains well-capitalized. Under Basel III capital rules, which became effective for the company on January 1, 2015, City National's common equity Tier 1 ratio was 8.6 percent at September 30, 2015 unchanged from June 30, 2015.  The company's Tier 1 common shareholders' equity ratio under Basel I was 8.7 percent at September 30, 2014.1

City National's Basel III total risk-based capital and Tier 1 risk-based capital ratios at September 30, 2015 were 11.6 percent and 9.7 percent, respectively. The company's Tier 1 leverage ratio at September 30, 2015 was 7.3 percent.

Basel I total risk-based capital, Tier 1 risk-based capital and Tier 1 leverage ratios at September 30, 2014 were 12.1 percent, 9.9 percent and 7.4 percent, respectively.

City National's period-end ratio of equity to total assets at September 30, 2015 was 8.8 percent, compared to 9.0 percent at September 30, 2014 and 9.1 percent at June 30, 2015.

ABOUT CITY NATIONAL

City National Corporation has $35.6 billion in assets. The company's wholly owned subsidiary, City National Bank, provides banking, investment and trust services through 75 offices, including 16 full-service regional centers, in Southern California, the San Francisco Bay Area, Nevada, New York City, Nashville and Atlanta. City National and its investment affiliates manage or administer $59.4 billion in client investment assets, including $46.3 billion under direct management.

For more information about City National, visit the company's website at cnb.com.

SAFE-HARBOR LANGUAGE

This news release contains forward-looking statements about the company, for which the company claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

A number of factors, many of which are beyond the company's ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include: (1) the possibility that the merger does not close when expected or at all because conditions to the closing are not satisfied on a timely basis or at all, or that we experience difficulties in employee retention as a result of the announcement and pendency of the proposed merger; or that clients, distributors, suppliers and competitors seek to change their existing business relationships with us as a result of the announcement of the proposed merger, any of which may have a negative impact on our business or operations; (2) changes in general economic, political, or industry conditions and the related credit and market conditions and the impact they have on the company and its clients, including changes in consumer spending, borrowing and savings habits; (3) the impact on financial markets and the economy of the level of U.S. and European debt; (4) the effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Board of Governors of the Federal Reserve System; (5) limited economic growth and elevated levels of unemployment; (6) the effect of the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations to be promulgated by supervisory and oversight agencies implementing the new legislation, taking into account that the precise timing, extent and nature of such rules and regulations and the impact on the company is uncertain; (7) significant changes in applicable laws and regulations, including those concerning taxes, banking and securities; (8) the impact of cyber security attacks or other disruptions to the company's information systems and any resulting compromise of data or disruption in service; (9) changes in the level of nonperforming assets, charge-offs, other real estate owned and provision expense; (10) incorrect assumptions in the value of the loans acquired in FDIC-assisted acquisitions resulting in greater than anticipated losses in the acquired loan portfolios exceeding the losses covered by the loss-sharing agreements with the FDIC; (11) changes in inflation, interest rates, and market liquidity which may impact interest margins and impact funding sources; (12) the company's ability to attract new employees and retain and motivate existing employees; (13) increased competition in the company's markets and our ability to increase market share and control expenses; (14) changes in the financial performance and/or condition of the company's clients, or changes in the performance or creditworthiness of our clients' suppliers or other counterparties, which could lead to decreased loan utilization rates, delinquencies, or defaults and could negatively affect our clients' ability to meet certain credit obligations; (15) a substantial and permanent loss of either client accounts and/or assets under management at the company's investment advisory affiliates or its wealth management division; (16) soundness of other financial institutions which could adversely affect the company; (17) protracted labor disputes in the company's markets; (18) the impact of natural disasters, terrorist activities or international hostilities on the operations of our business or the value of collateral; (19) the effect of acquisitions and integration of acquired businesses and de novo branching efforts; (20) changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or regulatory agencies; and (21) the success of the company at managing the risks involved in the foregoing.

Forward-looking statements speak only as of the date they are made, and the company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance, including the factors that influence earnings.

For a more complete discussion of these risks and uncertainties, please refer to the company's Annual Report on Form 10-K for the year ended December 31, 2014.

1 Prior to Basel III becoming effective on January 1, 2015, Tier 1 common equity under Basel I was a non-GAAP measure. Refer to the supplementary attachment "Non-GAAP Financial Measures" for further discussion.

Note: City National adopted a new accounting standard for low-income housing tax credits. Certain prior period information has been revised to reflect the new standard.

CITY NATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(unaudited)

(a)  Return on average tangible common equity ratio (annualized)

Return on average tangible common equity is a non-GAAP financial measure that represents the return on average common equity excluding goodwill and other intangible assets and their related amortization expense. Management reviews this measure in evaluating the company's performance and believes that investors may find it useful to evaluate the return on average common equity without the impact of goodwill and other intangible assets. A reconciliation of the GAAP to non-GAAP measure is set forth below:

	2015		2014
	Third	Second	Third
(Dollars in thousands)	Quarter	Quarter	Quarter
Net income available to common shareholders	$ 67,715	$ 64,405	$ 65,798
Add: Amortization of intangibles, net of tax	722	713	830
Tangible net income available to common shareholders (A)	$ 68,437	$ 65,118	$ 66,628

Average common equity	$ 2,835,500	$ 2,787,105	$ 2,598,395
Less: Goodwill and other intangibles	(669,631)	(669,054)	(679,278)
Average tangible common equity (B)	$ 2,165,869	$ 2,118,051	$ 1,919,117

Return on average tangible common equity (A)/(B)	12.54%	12.33%	13.77%

(b)   Tier 1 common equity to risk-weighted assets

Tier 1 common equity to risk-weighted assets ratio, also known as Tier 1 common ratio, was calculated by dividing (a) Tier 1 capital less non- common components including qualifying perpetual preferred stock and qualifying trust preferred securities by (b) risk-weighted assets. Tier 1 capital and risk-weighted assets were calculated in accordance with applicable bank regulatory guidelines under Basel I. This ratio is a non- GAAP measure that was used by investors, analysts and bank regulatory agencies to assess the capital position of financial services companies. Management reviewed this measure in evaluating the company's capital levels and has included this ratio in response to market participants' interest in the Tier 1 common equity to risk-weighted assets ratio. The Tier 1 common equity ratio under Basel I was replaced with the Common equity tier 1 capital ratio under Basel III, which became effective for City National on January 1, 2015.

2014
Third
(Dollars in thousands)	Quarter
Tier 1 capital	$ 2,265,543
Less: Preferred stock	(267,616)
Less: Trust preferred securities	(5,000)
Tier 1 common equity (A)	$ 1,992,927

Risk-weighted assets (B)	$22,847,497

Tier 1 common equity to risk-weighted assets (A)/(B)	8.72%
CONTACT: Financial/Investors:
         Christopher J. Carey, 310.888.6777
         Chris.Carey@cnb.com

         Media:
         Cary Walker, 213.673.7615
         Cary.Walker@cnb.com